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                                                                   Exhibit 10.36

         2004 ATS MEDICAL MANAGEMENT INCENTIVE COMPENSATION PLAN (MICP)

The 2004 ATS Medical Management Incentive Compensation Plan (MICP) is designed to pay, in addition to performance based annual salaries, incentive cash compensation to management and other "key employees" who by their assigned responsibilities contribute to the success of the Company. Incentive payments will be based on corporate funding and achievement of individual Objectives/Smart Goals.

1.   DEFINITION OF TERMS

     GOALS

     The Individual Objectives, as set forth at the beginning of each program year and referred to as Smart Goals, must be specific, measurable, achievable, related to Corporate Goals and time bound. The Board of Directors may amend the goals to reflect material adjustments in or changes to the Company's accounting policies; to reflect major corporate changes such as merges, acquisitions, or divestitures; and to reflect such other events having a significant impact on the goals.

     BASE SALARY

     The annual salary rates effective on the first day of the Plan year.

     PARTICIPANT

     Any employee or position which has been designated by the Board as a participant in the Plan for the year or during the year. If a particular employee is not covered by the MICP and has been recognized for extraordinary achievement, he/she may be eligible to participate in the Plan for that particular year at the discretion of the President/CEO.

     ELIGIBILITY

     Only regular full time employees may be designated as a participant in the Plan.

     PROGRAM YEAR

     The fiscal year of the corporation.

     FUNDING

     The total dollar amounts accrued for payment in any program year. The bonus pool will be funded by achievement of the Company's annual operating Plan and will be tied to both top line and bottom line results.

     PAYOUT

     The actual amount to be paid to a participant based on operating results achievement rate combined with individual Smart Goals performance. The maximum payout each participant is eligible to receive will be communicated by his/her Manager.
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2.   DESIGNATION OF PARTICIPANTS

     The Board, upon the recommendation of the management of the Corporation, shall make all determinations as to the eligibility of employees and positions to participate in the MICP. Following the Board's determination of eligible participants, each participant shall be notified of eligibility to participate in the 2004 MICP and will be provided with a copy of the Plan. The 2004 Plan is designed to include officer, director, and manager level positions as well as employee designated as "key employees."

3.   CALCULATION AND PAYMENT OF INCENTIVE AWARDS

     Individual incentives will not be paid unless the President/CEO and the Compensation Committee of the Board of Directors approve each participant's individual incentive awards with payout contingent upon completion of the Company's year-end financial audit for the program year.

                                  PLAN CRITERIA

     ACHIEVEMENT OF SMART GOALS

     TOP LINE RESULTS = Revenue
       (80% weight)

     BOTTOM LINE RESULTS=Operating Income before taxes
       (20% weight)

     1:0 BONUS POOL FUNDING for overachievement
     1:5 BONUS POOL FUNDING for underachievement

                                  PAYOUT RATES

     PLAN PERFORMANCE   1:0 RATIO
     120%                 120%
     115%                 115%
     110%                 110%
     105%                 105%
     100%                 100%

     PLAN PERFORMANCE   1:5 RATIO
     95%                   75%
     90%                   50%
     85%                   25%
     80%                    0%

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4.   PROMOTIONS

     For individuals promoted from a non-bonus to a bonus position during the program year, the effective salary upon assuming the new position will be used in calculating eligible incentive payout. Any payout will be pro rated beginning the first day of the month in which the individual is promoted into the position.

5.   DEMOTIONS

     For individuals demoted to a non-bonus position during the plan year, MICP payout will be pro rated based on the number of months in the bonus position.

6.   TERMINATION OF EMPLOYMENT

     In the event that any participant shall cease to be a full time employee during any year in which he/she is participating in the Plan, such participant shall be entitled to receive no incentive compensation for such year. If he/she terminates after the Plan year but prior to the payout, the participant remains entitled to receive incentive compensation. An exception would be if the individual were subject to termination "for cause" if such "cause" took place during the period covered by the MICP.

7.   AMENDMENT OF THE PLAN

     The Board may, from time to time, make amendments to the Plan as it believes appropriate and may terminate the Plan at any time, provided that no such amendment or termination will affect the right of any participant to receive incentive compensation in accordance with the terms of the Plan for the portion of any year up to the date of the amendment or termination.

8.   MISCELLANEOUS

     Nothing contained in the MICP shall be construed to confer upon any employee any right to continue in the employ of the Company or restrict the Company's right to terminate his/her employment at any time.
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               ESTABLISHMENT OF INDIVIDUAL OBJECTIVES/SMART GOALS

                       (Specific, Measurable, Achievable,
                   Related to Corporate Goals and Time Bound.)

In establishing individual objectives, the following guidelines shall be used:

- Each objective should be clear, concise, and measurable (time, cost, and task accomplishment).

- Each objective should be a precise written statement, which is discussed and agreed to by the individual and the manager.

-    Individual objectives should measure accomplishment and not effort.

-    Individuals will have four (4) Objectives/Smart Goals.

Before a participant may receive an incentive award, it will be necessary for his/her immediate manager to:

- Submit written measurable objectives on the appropriate form prior to the commencement of the program year. These objectives will be reviewed and approved by the President/CEO and Director of Human Resources.

- Submit a documented evaluation of results, on a quarterly basis, to the President/CEO.

     - Modifications or adjustments to the original objectives must be reviewed by the participant and his/her manager and then submitted to the President/CEO.

- Submit the year-end results against objectives within one month following the end of the program year. The President/CEO and the Director of Human Resources will approve these.